--------------------------------------------------------------------------------

                                                                    EXHIBIT 10.1

                          STOCK PURCHASE AGREEMENT


                                    AMONG


                             BEA SYSTEMS, INC.,

                                     AND

                             LEADER GROUP, INC.,
            JEFFREY D. PEOTTER, JEFFREY M. RYAN, KENNETH R. ALLEN

                                     AND


                THE SHAREHOLDERS LISTED ON SCHEDULE 1 HERETO
                        ----------------------------


                        ----------------------------
                         DATED AS OF APRIL 27, 1998






--------------------------------------------------------------------------------


                         -----------------------------
                               TABLE OF CONTENTS
                         -----------------------------
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                                              ARTICLE I

DEFINITIONS..........................................................................     1

                                              ARTICLE II

                                   PURCHASE AND SALE OF THE SHARES

Section 2.01.    Purchase and Sale...................................................     4
Section 2.02.    Purchase Price......................................................     4
Section 2.03.    Payment of Purchase Price...........................................     5
Section 2.04.    Escrow Deposit......................................................     5
Section 2.05.    Closing.............................................................     5
Section 2.06.    Closing  Deliveries.................................................     6
Section 2.07.    Further Assurances..................................................     8
Section 2.08.    Consummation of Closing.............................................     8

                                             ARTICLE III

                             REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                   AND THE CONTROLLING SHAREHOLDERS

Section 3.01.    Corporate Existence and Power.......................................     8
Section 3.02.    Corporate Authorization and Authority...............................     8
Section 3.03.    Governmental Authorization..........................................     9
Section 3.04.    Effect of Agreement on the Company..................................     9
Section 3.05.    Capitalization......................................................     9
Section 3.06.    Subsidiaries........................................................    10
Section 3.07.    Financial Statements................................................    10
Section 3.08.    Absence of Certain Changes..........................................    10
Section 3.09.    No Undisclosed Material Liabilities.................................    12
Section 3.10.    Related Party Transactions..........................................    12
Section 3.11.    Material Contracts..................................................    13
Section 3.12.    Litigation..........................................................    15
Section 3.13.    Compliance with Laws and Court Orders; No Defaults..................    15
Section 3.14.    Properties..........................................................    15
Section 3.15.    Products............................................................    16
Section 3.16.    Intellectual Property...............................................    17

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
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
Section 3.17.    Insurance Coverage..................................................    19
Section 3.18.    Licenses and Permits................................................    19
Section 3.19.    Inventories.........................................................    20
Section 3.20.    Loans, Notes, Accounts Receivable and Accounts Payable..............    20
Section 3.21.    Projections.........................................................    20
Section 3.22.    Finders' Fees.......................................................    21
Section 3.23.    Employees...........................................................    21
Section 3.24.    Labor Matters.......................................................    21
Section 3.25.    Environmental Matters...............................................    21
Section 3.26.    Certain Practices...................................................    21
Section 3.27.    Records.............................................................    22
Section 3.28.    No Indemnification Liabilities......................................    22
Section 3.29     Full Disclosure.....................................................    22

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Section 4.01.    Title to Shares.....................................................    22
Section 4.02.    Shareholder Power and Authority.....................................    22
Section 4.03.    Effect of Agreement on Shareholders.................................    23
Section 4.04.    Litigation..........................................................    23
Section 4.05.    Shareholder Agreements..............................................    23
Section 4.06     Investment Representations..........................................    23
Section 4.07.    Full Disclosure.....................................................    24

                                  ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.01.    Corporate Existence and Power.......................................    25
Section 5.02.    Corporate Authorization and Authority...............................    25
Section 5.03.    Governmental Authorization..........................................    25
Section 5.04.    Effect of Agreement on Buyer........................................    25
Section 5.05.    Finders' Fees.......................................................    26
Section 5.06.    Issuance of Common Stock............................................    26
Section 5.07.    Disclosure..........................................................    26
Section 5.08.    Full Disclosure.....................................................    26

                                  ARTICLE VI

                           COVENANTS OF THE PARTIES

Section 6.01.    Best Efforts........................................................    26
Section 6.02.    Certain Filings.....................................................    27

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
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
Section 6.03.    Public Announcements................................................    27
Section 6.04.    Noncompetition; Nonsolicitation.....................................    27
Section 6.05.    Confidentiality.....................................................    28
Section 6.06.    Transfer Restrictions...............................................    28
Section 6.07.    Additional Restrictions on Sale of Buyer's  Common Stock............    29
Section 6.08.    Registration Statement..............................................    29
Section 6.09.    Registration Procedures.............................................    30
Section 6.10.    Indemnification.....................................................    32

                                  ARTICLE VII

                        TAX REPRESENTATIONS AND COVENANTS

Section 7.01.    Tax Definitions.....................................................    33
Section 7.02.    Tax Representations and Covenants...................................    33

                                  ARTICLE VIII

                               EMPLOYEE BENEFITS

Section 8.01.    Employee Benefits Definitions.......................................    35
Section 8.02.    Representations and Warranties Regarding the Plans..................    36
Section 8.03.    Representations and Covenants Regarding No Third-Party Beneficiaries    36

                                  ARTICLE IX

                            COVENANTS OF THE COMPANY
                              AND THE SHAREHOLDERS

Section 9.01.    Cooperation.........................................................    37
Section 9.02.    Access..............................................................    37
Section 9.03.    Insurance...........................................................    38
Section 9.04.    Compliance with Laws................................................    38
Section 9.05.    Keeping of Books and Records........................................    38
Section 9.06.    Actions Prior to Closing............................................    38
Section 9.07.    Notice of Changes; Updates..........................................    40
Section 9.08.    Preservation of Business............................................    41
Section 9.09.    Litigation..........................................................    41
Section 9.10.    Continued Effectiveness of Representations and Warranties...........    41
Section 9.11.    Obligations of Affiliates...........................................    41
Section 9.12.    No Negotiations.....................................................    42
Section 9.13.    Consents............................................................    42

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

                                  ARTICLE X

                            CONDITIONS TO CLOSING

Section 10.01.   Conditions to Obligations of the Parties.....................  42
Section 10.02.   Conditions to Obligation of Buyer............................  43
Section 10.03.   Conditions to Obligation of the Company and the Shareholders.  44

                                  ARTICLE XI

                          SURVIVAL; INDEMNIFICATION

Section 11.01.  Survival......................................................  45
Section 11.02.  Indemnification Obligations...................................  45
Section 11.03.  Method of Asserting Claims, Etc...............................  47
Section 11.04.  Arbitration...................................................  49
Section 11.05.  Payment.......................................................  49
Section 11.06.  No Contribution...............................................  50
Section 11.07.  Equitable Relief..............................................  50
Section 11.08.  The Representative............................................  50
                                  ARTICLE XII

                                  TERMINATION

Section 12.01.  Grounds for Termination.......................................  52
Section 12.02   Effect of Termination.........................................  52

                                  ARTICLE XIII

                                 MISCELLANEOUS

Section 13.01.  Notices.......................................................  53
Section 13.02.  Modifications and Amendments..................................  54
Section 13.03.  Waivers and Consents..........................................  54
Section 13.04.  Interpretation................................................  54
Section 13.05.  Reliance......................................................  55
Section 13.06.  Expenses......................................................  55
Section 13.07.  Successors and Assigns........................................  55
Section 13.08.  Governing Law.................................................  55
Section 13.09.  Counterparts; Third Party Beneficiaries.......................  55
Section 13.10.  Entire Agreement..............................................  56
Section 13.11.  Specific Performance..........................................  56
Section 13.12.  Knowledge.....................................................  56


SCHEDULE 1-The Leader Group-Shareholders...................................... 1-1

Exhibit A--Escrow Agreement................................................... A-1
Exhibit B--Buyer's Officer's Certificate...................................... B-1
Exhibit C--Morrison & Foerster LLP Opinion.................................... C-1
Exhibit D--Subscription Agreement............................................. D-1
Exhibit E--Kutak Rock Opinion................................................. E-1
Exhibit F--Officer's Certificate.............................................. F-1
Exhibit G-1--Controlling Shareholders' Termination and Release...............G-1-1
Exhibit G-2--Employee Termination and Release................................G-2-1
Exhibit H--Employment Agreements.............................................. H-1
Exhibit I--Acknowledgement.................................................... I-1
Exhibit J--Projections........................................................ J-1

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of April 27, 1998 ("Effective Date") among BEA Systems, Inc., a Delaware corporation (the "Buyer"), Leader Group, Inc., a Colorado corporation (the "Company"), and Messrs. Jeffrey D. Peotter ("Peotter"), Jeffrey M. Ryan ("Ryan"), Kenneth R. Allen ("Allen") (collectively, the "Controlling Shareholders") and those persons listed on Schedule 1 (individually, each a "Shareholder" and collectively, the "Shareholders").

                             W I T N E S S E T H :

     WHEREAS, the Shareholders own all of the outstanding shares of the no par value common stock of the Company (the "Shares"), with each Shareholder owning the number of Shares set forth opposite each Shareholder's name in column B of
Schedule 1; and

     WHEREAS, Buyer is willing to buy and the Shareholders are willing to sell the Shares at Closing on the terms and conditions and in reliance on the representations and warranties herein set forth; and.

     WHEREAS, for Federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The following terms, as used herein, have the following meanings:

     "Accelerated Processes/TM/" means the Company's proprietary methodology which enhances the probability of success of the Company's software implementation projects and which the Company believes differentiates it from its competition. This term includes the process and methods referred to and encompassed within the following session topics and any and all subsequent upgrades, modifications, enhancements and releases thereof: Accelerated Requirements Methods, Accelerated Technical Feasibility Assessment, Accelerated Risk Reduction Strategy, Accelerated Project Planning, Accelerated Requirements Inspection Method and Accelerated Product Definition, as well as the following product ideas, which are currently at the conceptual stage and have not been developed and may never be developed, Accelerated Business Strategy, Accelerated Business Planning, and Executive AMR as such terms are referred to in that certain letter from Sparks Dix, P.C. to Mr. Richard P. Hubbard dated May 4, 1997.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no party to this Agreement shall be deemed to be an Affiliate of any other party to this Agreement (including, without limitation, the Company) solely by reason of its ownership of Common Stock.

     "Balance Sheet" means the balance sheet of the Company as of March 31, 1998.

     "Balance Sheet Date" means March 31, 1998.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

     "Closing Date" means the date of the Closing.

     "Common Stock" means the common stock, no par value, of the Company.

     "Confidential Information" means any information relating to the properties, prospects, products, services or operations of the Company or any direct or indirect Affiliate thereof that is not generally known, is proprietary to the Company or such Affiliate and is made known to such Person or learned or acquired by such Person while such Person was an officer, director, employee or independent contractor of the Company, including, without limitation, information relating to the software developed by the Company, information as to sources of, and arrangements for, hardware supplied to customers or clients of the Company, submission and proposal procedures of the Company, customer or contact lists, information concerning trade secrets of the Company, or any of its Affiliates and any improvements relating to the products of the Company in accounting, marketing, selling, leasing, financing and other business methods and techniques.

     However, Confidential Information shall not include (i) at the time of disclosure to any Person such information that was in the public domain or later entered the public domain other than as a result of a breach of an obligation herein; or (ii) subsequent to disclosure to any Person, such Person received such information from a third party under no obligation to maintain such information in confidence, and the third party came into possession of such information other than as a result of a breach of an obligation herein.

     "Controlling Shareholders" means individually and jointly Messrs. Peotter, Ryan and Allen.

     "Controlling Shareholders' Agreement" means that certain Shareholders' Agreement dated September 24, 1996 between the Company and the Controlling Shareholders.

     "Employee Shareholders' Agreement" means that certain Shareholders' Agreement entered into from time to time by the Company and an employee upon the purchase by such employee of shares of Common Stock.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "Environmental Liabilities" means any and all liabilities of or relating to the Company (including any entity which is, in whole or in part, a predecessor of the Company), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (a) arise under or relate to matters covered by Environmental Laws and (b) relate to actions occurring or conditions existing on or prior to the Closing Date.

     "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of the Company as currently conducted.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all regulation promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

     "Immediate Family Member" means, with respect to any Person, such Person's spouse, parents, children and siblings.

     "Intellectual Property Right" means any trademark, copyright, service mark, trade name, patent, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible and intangible proprietary information or material (including any registrations or applications for registration of any of the foregoing).

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, prospects, results of operations, value or financial or other condition of the Company, or any event or circumstance that would likely prevent, hinder or materially delay the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     "Transaction Documents" means this Agreement and any other document contemplated hereby or thereby, including, without limitation, the Letter of Intent dated April 8, 1998, by and among, Buyer and Messrs. Peotter, Ryan and Allen.

                                  ARTICLE II

                        PURCHASE AND SALE OF THE SHARES

     Section 2.01. PURCHASE AND SALE. Upon the basis of the representations and warranties herein contained and on the terms and subject to the conditions of this Agreement, on the Closing Date and effective as of the Closing (as defined in Section 2.05 herein) each of the Shareholders shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase from each Shareholder, that number of Shares, each as set forth opposite the name of such Shareholder in column B of Schedule 1 hereto, free and clear of all Liens, in exchange for the Purchase Price (as defined below).

     Section 2.02. PURCHASE PRICE. The purchase price for the Shares shall be $14,480,000 (the "Purchase Price"), payable in shares of the Buyer's $.001 par value common stock ("Buyer's Common Stock"). No fractional shares or scrip representing fractional shares ("Fractional Shares") shall be issuable to the Shareholders. All Fractional Shares shall be payable in cash in an amount equal to the Fractional Share owned multiplied by the Average Price (as defined and determined in Section 2.03(a)). The Purchase Price shall be paid as provided in
Section 2.03.

     Section 2.03. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

          (a) $14,480,000 payable to the Shareholders in that number of shares of Buyer's Common Stock determined by dividing (x) $14,480,000 by (y) the average of the closing price per share of Buyer's Common Stock on the Nasdaq National Market during the five consecutive trading days on which such Common Stock was actually traded, ending on the trading day immediately preceding the Effective Date (the "Average Price"); provided, however, that in the event that the Average Price is less than $22.00, the Average Price will be deemed to be $22.00, and if the Average Price is greater than $32.00, the Average Price will be deemed to be $32.00;

          (b) cash consideration equal to the Fractional Shares otherwise issuable to the Shareholders multiplied by the Average Price, as determined in Section 2.03(a), in immediately available funds by wire transfer to an account designated by Shareholder by notice to Buyer not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Shareholder in such amount); and

          (c) Buyer's Common Stock and any cash consideration payable for Fractional Shares shall be allocated among the Shareholders in accordance with, and in the manner set forth on, Schedule 1 hereto. The obligations of the Shareholders under Section 2.01 hereof shall be several, and not joint; provided, however, that in addition to other closing conditions set forth herein, Buyer shall not be obligated to purchase the Shares unless and until each Shareholder tenders such Shares listed in Schedule 1 in accordance with the terms and provisions of this Agreement.

     Section 2.04.  ESCROW DEPOSIT.  Notwithstanding the foregoing provisions of
Section 2.03 hereof and anything to the contrary contained in this Agreement, Buyer shall withhold an aggregate of ten percent (10%) of the Purchase Price payable to the Controlling Shareholders (the "Escrow Shares") from the respective share amounts payable to the Controlling Shareholders pursuant to
Section 2.03 hereof, and Buyer shall deposit the Escrow Shares into an account (the "Escrow"), to be governed by the terms hereof and the terms of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement" and the escrow agent designated therein, the "Escrow Agent").

     Section 2.05. CLOSING. Subject to the satisfaction or waiver of each of the conditions set forth in Articles X, the closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Morrison & Foerster LLP, 370 Seventeenth Street, Suite 5200, Denver, Colorado 80202, on the first mutually agreeable business day following the fulfillment or waiver of the conditions set forth in Article X, or at such other time and place as the parties shall mutually agree, but in no event later than April 30, 1998 (such date and time being called the "Closing Date").

     Section 2.06. CLOSING DELIVERIES. At the Closing on the terms and subject to the conditions set forth herein and in reliance on the representations, warranties, covenants and other agreements set forth herein, the parties to this Agreement shall deliver the following:

          (a) Buyer shall deliver to the Company, the Shareholders or the Escrow Agent, as the case may be:

               (i) a copy of this Agreement, duly and validly executed by an authorized officer of Buyer;

               (ii) a copy of the Escrow Agreement, duly and validly executed by an authorized officer of Buyer;

               (iii) certificates representing shares of Buyer's Common Stock to the Shareholders in the amounts set forth in column D of Schedule 1;

               (iv) certificates representing the Escrow Shares to the Escrow Agent in the amounts set forth in column F of Schedule 1;

               (v) cash consideration for the Fractional Shares to the Shareholders in the amounts set forth in column E of Schedule 1;

               (vi) an officer's certificate in the form attached hereto as Exhibit B, duly executed by an executive officer of Buyer (the "Buyer's Officer's Certificate"); and

               (vii) an opinion of Morrison & Foerster LLP, counsel to Buyer, dated as of the Closing Date, substantially identical in form and substance to Exhibit C attached hereto (the "Morrison Foerster Opinion"); and

               (viii) such other agreements, instruments, certificates and other documents as may be reasonably necessary or appropriate to effectuate completely the transactions contemplated hereby and each of the Transaction Documents.

          (b) Each Shareholder or the Representative, as the case may be, shall deliver to Buyer:

               (i) a certificate or certificates, registered in the name of such Shareholder, as set forth on Schedule 1 hereto, representing the number of Shares to be sold by such Shareholder to Buyer in accordance with the terms of this Agreement;

               (ii) a copy of the Escrow Agreement, duly and validly executed by the Representative, on behalf of the Controlling Shareholders;

               (iii) an executed subscription agreement ("Subscription Agreement") in the form attached hereto as Exhibit D;

               (iv) such other agreements, instruments, certificates and other documents as may be reasonably necessary or appropriate to effectuate completely the transactions contemplated hereby and each of the Transaction Documents; and

               (v) a termination and mutual release of the Controlling Shareholders' Agreement (the "Controlling Shareholders' Termination and Release") and Employee Shareholders' Agreement (the "Employee Termination and Release"), in the forms attached hereto as Exhibits G-1 and G-2, respectively, duly and validly executed by an authorized officer of the Company.

          (c) The Company shall deliver to Buyer or the Shareholders the following:

               (i) a copy of this Agreement, duly and validly executed by an authorized officer of the Company;

               (ii) an opinion of Kutak Rock, counsel to the Company, dated as of the Closing Date, substantially identical in form and substance to Exhibit E attached hereto (the `Kutak Rock Opinion");

               (iii) an officer's certificate, in the form attached hereto as Exhibit F, duly executed by an executive officer of the Company (the "Officer's Certificate");

               (iv) the Controlling Shareholders' Termination and Release and the Employee Termination and Release, duly and validly executed by the respective Shareholders;

               (v) a copy of the countersigned employment offer letters, in the form attached hereto as Exhibit H, duly and validly executed by such employees as are mutually designated by the Company and Buyer (the "Employment Agreements");

               (vi) an acknowledgment in the form of Exhibit I from Updata Capital, Inc. (the "Acknowledgment");

               (vii) an assignment of the term key man insurance policies to the respective Controlling Shareholders (the "Assignment"); and

               (viii) such other agreements, instruments, certificates and other documents as may be reasonably necessary or appropriate to effectuate completely the transactions contemplated hereby and each of the Transaction Documents.

     Section 2.07. FURTHER ASSURANCES. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, each Shareholder (and, as and to the extent necessary or appropriate, the Company or its officers) will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Shares.

     Section 2.08. CONSUMMATION OF CLOSING. All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                       AND THE CONTROLLING SHAREHOLDERS

     The Company and the Controlling Shareholders jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

     Section 3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as contemplated to be conducted by the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. The Company has heretofore delivered or, on or prior to the Closing Date, will deliver, to Buyer true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

     Section 3.02. CORPORATE AUTHORIZATION AND AUTHORITY. The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. This Agreement, and the other Transaction Documents to which it is a party, have been duly authorized and approved by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company (assuming that it has been duly executed and delivered by Buyer), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Each of the Transaction Documents to which the Company is a party, when executed and delivered in accordance with the terms hereof (and assuming that each such Transaction Document has been duly executed and delivered by the other parties thereto), will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     Section 3.03. GOVERNMENTAL AUTHORIZATION. Except as set forth in Schedule 3.03, the execution, delivery and performance by the Company of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, or official.

     Section 3.04.  EFFECT OF AGREEMENT ON THE COMPANY.  Except as set forth in
Schedule 3.04, neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in the acceleration, breach or termination of, or the creation in any party of the right to accelerate, terminate, modify, cancel or require any notice under, any material contract, lease, license, instrument or other arrangement, or other material obligation or liability to which the Company is a party or is bound or to which the Company's assets are subject, (ii) conflict with, violate or result in a breach of any provision of the articles of incorporation or bylaws of the Company, (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Company or by which any of their respective properties or assets is bound or affected, except where such conflict or violation could not reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation of any Lien upon the Shares or any assets, tangible or intangible, of the Company.

     Section 3.05.  CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock. As of the date hereof, there were outstanding 777,310 shares of Common Stock. All of the issued and outstanding shares of Common Stock are held of record by the Shareholders in the amounts set forth opposite each Shareholders name in Schedule 1, free and clear of all Liens. There are no shares of Common Stock held in the corporate treasury.

          (b) The Shares have been duly authorized and validly issued, are fully paid and non-assessable shares of Common Stock and the holders thereof are not, or will not be, entitled to any preemptive or other similar rights. Except as set forth in this Section 3.05 and except as set forth in
     Schedule 3.05, there are no outstanding or authorized (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, stock appreciation, phantom stock, profit participation, or similar rights to acquire from the Company, or similar obligations of the

     Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Shares"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares. Except as set forth on Schedule 3.05, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

     Section 3.06. SUBSIDIARIES. The Company does not own, and has never owned, any interest in any corporation or other business entity and, except as set forth in Schedule 3.06, the Company is not a participant, and has never been a participant, in any partnership or any joint venture with any third party.

     Section 3.07.  FINANCIAL STATEMENTS.  The Company has delivered to Buyer
(i) an audited (a) balance sheet as of December 31, 1997, (b) related statements of income, changes in stockholders equity, and cash flows for the fiscal year then ended, and (c) all related notes and schedules; (ii) (a) a balance sheet as of December 31, 1996, (b) related statements of income, changes in stockholders equity, and cash flows for the fiscal year then ended, and (c) all related notes and schedules, all of which have been reviewed, but not audited by the Company's independent public accountant; and (iii) the unaudited (x) Balance Sheet, and
(y) related statement of income, changes in stockholders equity, and cash flows for the period then ended (collectively, the "Financial Statements"). Except as set forth on Schedule 3.07, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to any qualifications set forth in the applicable notes and schedules, present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods, include all adjustments that are necessary for a fair, presentation of the information shown, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are true and complete in all material respects). The Financial Statements reflect reserves appropriate and adequate for all known material liabilities and reasonably anticipated losses as required by GAAP (including appropriate and adequate reserves for inventory, bad debt and accrued liabilities.) The Company has disclosed to Buyer all material facts relating to the preparation of the Financial Statements, including the basis of accounting for affiliated transactions, and the Company has delivered to Buyer complete and correct copies of all letters of representation from the Company to its accountants in connection with the audited Financial Statements and all management letters from the accountants to the Company.

     Section 3.08. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 3.08, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices and, except pursuant to or as contemplated under any Transaction Documents, there has not been any Material Adverse Effect and there is no condition or development or contingency of any kind existing that could reasonably be expected to result in any such Material Adverse Effect in the business or future prospects of the Company. Without limiting the foregoing, except as set forth in Schedule 3.08, since the Balance Sheet Date, there has not been, occurred or arisen:

          (a) any issuance or sale or authorization of the issuance or sale of any shares of capital stock or other securities of the Company or Company Shares relating to shares of capital stock or other securities of the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any direct or indirect repurchase, redemption, retirement, purchase or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (c) any amendment of any material term of any outstanding security of the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than in the ordinary course of business, exceeding $10,000;

          (e) any creation or assumption by the Company of any Lien on any material asset of the Company;

          (f) any making of any loan, advance or capital contributions to or investment in any Person;

          (g) any material damage, destruction or other casualty loss affecting the business or assets of the Company not covered by insurance;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right (direct or indirect, whether alleged, contingent or otherwise), in either case, material to the Company, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices;

          (i) any sale, assignment, transfer or grant of any license or sublicense with respect to any Intellectual Property Right or other intangible asset used or useful in the business of the Company;

          (j) any incurrence or payment of any material obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

          (k) any change in any method of accounting or accounting practice by the Company, except for any such change after the date hereof required by reason of a concurrent change in GAAP;

          (l) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement),
     (ii) grant of any severance or termination pay to any director, officer or employee of the Company , or (iii) change in compensation or other benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof;

          (m) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

          (n) any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Company; and

          (o) the Company has not committed to any of the foregoing.

     Section 3.09. NO UNDISCLOSED MATERIAL LIABILITIES. There are no material liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

          (b) liabilities disclosed on Schedule 3.09; and

          (c) liabilities incurred for accounts payable and any accruals of current liabilities since the Balance Sheet Date in each case in type and amounts which are accrued in the ordinary course of the Company's business.

     Section 3.10. RELATED PARTY TRANSACTIONS. Schedule 3.10 contains a complete list of all transactions and agreements between the Company, on the one hand, and any Shareholders, suppliers, customers or other parties ("Related Parties"), on the other hand, where an officer, director, employee or holder of 5% or more of the outstanding equity of such Related Party is an Immediate Family Member of an officer, director, employee or holder of 5% or more of the outstanding capital stock of the Company.

     Section 3.11.  MATERIAL CONTRACTS.

          (a) Except as disclosed in Schedule 3.11 and except pursuant to or as contemplated under any of the Transaction Documents, the Company is not currently a party to or bound by:

                  (i) any lease (whether of real or personal property) providing for annual rentals of $10,000 or more;

                  (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either
          (A) annual payments by the Company of $5,000 or more or (B) aggregate payments by the Company of $10,000 or more;

                  (iii) any consulting services, sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $50,000 or more or (B) aggregate payments to the Company of $100,000 or more;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                  (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $10,000 and (B) which may be prepaid on not more than 30 days notice without the payment of any penalty;

                  (vii) any license, franchise or similar agreement that provides for either (A) annual payments to or from the Company of $10,000 or more or (B) aggregate payments to or from the Company of $10,000 or more;

                  (viii) any agency, dealer, sales representative, marketing or other similar agreement for that provides for either (A) annual payments by the Company of $25,000 or more or (B) aggregate payments by the Company of $50,000 or more;

                  (ix) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company;

                  (x) any agreement with any other Person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of any Affiliate;

                  (xi) any agreement with any director, officer or employee of the Company or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, officer or employee;

                  (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company, taken as a whole; or

                  (xiii) any agreement under which the consequences of a default or termination would have a Material Adverse Effect.

          (b) The Company has paid in full all amounts due and required to be paid as of the date hereof under each agreement identified in Schedule 3.11 (a "Material Agreement") and will have satisfied in full all of its respective liabilities and obligations thereunder due and required to be paid prior to the Closing. All of the Material Agreements listed are in full force and effect. The Company and, to the knowledge of the Controlling Shareholders, each other party thereto have performed all of the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Material Agreement except where such failures to perform and defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has no present exception or intention of not fully performing all of its obligations under each Material Agreement, and the Controlling Shareholders have no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company is a party. There exists no actual or, to the knowledge of the Controlling Shareholders, threatened termination, cancellation or limitation of the business relationship of the Company with any party to any such Material Agreement.

          (c) The Company has listed in Schedule 3.11 its ten largest customers for the fiscal year ended December 31, 1997 and for the three month period ended March 31, 1998 (determined on the basis of both revenues and bookings during such periods), and the revenues and bookings for each customer during those periods. Except as set forth on Schedule 3.11, none of these customers has reduced or terminated, or has notified the Company in writing that it intends to reduce or terminate, the amount of its business with the Company.

     Section 3.12.  LITIGATION.

          (a) There is no action, suit, investigation or proceeding pending against (or to the knowledge of the Controlling Shareholders, any basis therefor) or, to the knowledge of the Controlling Shareholders, threatened against or affecting, the Company or any of its properties before any court or arbitrator or any governmental body, agency or official. None of the Company, the Controlling Shareholders or any director or officer has any reason to believe that any such action, suit, investigation or proceeding will be brought against the Company.

          (b) Except as disclosed on Schedule 3.12, no director, officer, key management employee or sales representative or Immediate Family Member of an director, officer, key management employee or sales representative of the Company has been convicted in a criminal proceeding, is a named subject of a criminal proceeding which is presently pending (excluding traffic violations and other minor offenses) or is to the knowledge of such Person the subject of a criminal investigation.

     Section 3.13. COMPLIANCE WITH LAWS AND COURT ORDERS; NO DEFAULTS. The Company is not in violation of, and has not since the Balance Sheet Date violated, any provisions of any laws, statutes, ordinances, regulations, administrative interpretations, judgements, injunctions, orders, policies or decrees of any court or governmental or administrative authority that are applicable to the Company, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.14.  PROPERTIES.

          (a) Except as set forth on Schedule 3.14, the Company has good title to, or in the case of leased property has valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for property and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. The Company has a valid and insurable fee simple title to, or in the case of leased real property has valid leasehold interests in, all real property reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets (whether real or personal) is subject to any Liens, except:

                  (i)  Liens disclosed on the Balance Sheet; or

                  (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet).

          (b) To the knowledge of the Controlling Shareholders, there are no developments affecting any such property or assets (whether real or personal) pending or threatened, which might materially detract from the value of such property or assets, or materially interfere with any present use of any such property or assets.

          (c) Except as set forth in Schedule 3.14, the plant and equipment owned by the Company has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

          (d) All real property currently has access to (i) public roads or valid easements for such ingress to and egress from all such real property and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company as heretofore conducted and none of the structures on any such owned or leased real property encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of such owned or leased real property.

          (e) Except as disclosed in Schedule 3.14, the property and assets owned or leased by the Company, or which it otherwise has the right to use, constitutes all of the property and assets held for use or used in connection with the business of the Company and is generally adequate to conduct such business as currently conducted by the Company.

     Section 3.15.  PRODUCTS.

          (a) Each of the products produced, developed or sold by the Company is, and at all times up to and including the sale thereof by the Company has been (a) in compliance in all material respects with all applicable federal, state, and local laws and regulations and (b) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, subject to returns, repairs, defects and allowances consistent with past practice.

          (b) There is no design defect with respect to any of such products and, to the knowledge of the Company or the Controlling Shareholders, each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

          (c) Schedule 3.15(c) contains a list of all proprietary software developed by the Company and currently sold, licensed or otherwise used by the Company in its business, and any and all enhancements, upgrades, customizations, modifications and maintenance thereof (the "Software").
     The Software containing or calling on a calendar function including without limitation, any function indexed to the CPU clock, and any function providing specific dates or days, or calculating spans of dates or days, shall record, store, process, provide, and, where appropriate, insert true and accurate dates and calculations for dates and spans including January 1, 2000.

          (d) The Software and, to the knowledge of the Controlling Shareholders, any non-proprietary software used by the Company, is free from significant programming errors and operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Company, and the Software does not contain any known virus, timer, clock, counter or other limiting design, instruction or routine, that would erase data, programming or become inoperable or otherwise incapable of being used in the full manner for which it was designed and created nor have the Controlling Shareholders been informed that the non-proprietary software has any such problems.

     Section 3.16.  INTELLECTUAL PROPERTY.

          (a) Schedule 3.16 contains a list of all Intellectual Property Rights owned or licensed and used or held for use by the Company ("Company Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b) The Company Intellectual Property Rights constitute all Intellectual Property Rights necessary for the operation of the Company's business as presently conducted and as presently proposed to be conducted. The Company Intellectual Property Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. No Company Intellectual Property Rights are involved in any interference or re-examination or cancellation or opposition proceeding and neither the Company nor any Controlling Shareholder, has been notified or alerted that any such proceeding will hereafter be commenced. Except as set forth in Schedule 3.16, neither the Company nor any Shareholder, as to itself, has any basis for provoking or initiating an interference or opposition proceeding with respect to any Intellectual Property Right held or used by others, and does not have any basis for believing that any of the Company Intellectual Property Rights are being infringed by others.

          (c) The Company has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise been notified of, any alleged claim or infringement of the Company Intellectual Property Rights, and the Company and the Controlling Shareholders have no knowledge of any such infringement by the Company or the

     Company Intellectual Property Rights with the intellectual property of others, and (ii) the Company and the Controlling Shareholders have no knowledge of any continuing infringement by any other Person of any Company Intellectual Property Rights. Except as set forth on Schedule 3.16, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Intellectual Property Right.

          (d) The Company has delivered to Buyer correct and complete copies of all Company patents, registrations, applications, licenses, agreements, and permissions (as amended to date) relating to Company Intellectual Property Rights and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Company Intellectual Property Right. With respect to each Intellectual Property Right that the Company owns:

               (i) all patents, copyrights and trademarks included in the Company Intellectual Property Rights are valid and in full force and all applications listed on Schedule 3.16 as pending have been prosecuted in good faith as required by law and are in good standing;

               (ii) the Company possesses all right, title, and interest in and to the item;

               (iii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

               (iv) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demands pending or to the knowledge of the Company and the Controlling Shareholders (and employees with responsibility for Intellectual Property Right matters) is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property Right.

          (e) The Company has supplied Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) with respect to such Intellectual Property Right. With respect to each such Intellectual Property Right:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

               (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

               (vi) the underlying item of the Intellectual Property Right is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

               (vii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or to the knowledge of any of the Company and the Controlling Shareholders and officers (and employees with responsibility for Intellectual Property Right matters) is threatened which challenges the legality, validity, or enforceability of the underlying item of the Intellectual Property Right.

          (f) Without limiting the representations set forth herein, the Company has obtained full right, title and interest to the Accelerated Processes, without any obligation to make any future payment of any consideration to any party. Schedule 3.16 contains a copy of all agreements relating to ownership or other rights in the Accelerated Processes /TM/ entered into by the Company.

     Section 3.17. INSURANCE COVERAGE. Schedule 3.17 correctly describes each insurance policy and fidelity bond relating to the assets, business, operations, employees, officers or directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.17, the Company shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     Section 3.18.  LICENSES AND PERMITS.

          (a) Schedule 3.18 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or business of the

     Company which are material to the Company taken as a whole (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Schedule 3.18, such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          (b) The Company has all licenses, franchises, permits or other similar authorizations, and all approvals of governmental or regulatory authorities as are required to operate its business as presently conducted and as presently proposed to be conducted in each state of the United States where it is engaged in such activity.

     Section 3.19. INVENTORIES. Except as listed on Schedule 3.19, all of the inventory of the Company reflected on the Balance Sheet or thereafter acquired (and not subsequently sold in the ordinary course of business) consists of items of a quality and quantity useable or saleable in the ordinary course of the Company's business, subject to appropriate reserves for inventory write-down which are set forth on the face of the Balance Sheet, at prices having a value equal to the amounts reflected on the Balance Sheet or, with respect to after-acquired inventory, at least equal to the cost thereof plus markups consistent with past practice. Each item of such inventory is valued on the Balance Sheet at the lower of cost (on a first-in-first-out basis) or market, in accordance with GAAP. Except as listed on Schedule 3.19, all items of inventory are located on premises owned or leased by the Company. The inventories and supplies of the Company are on the date hereof, at normal and adequate levels for the continuation of such business in the ordinary course of business.

     Section 3.20.  LOANS, NOTES, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.
Schedule 3.20 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date. Except as set forth on Schedule 3.20 and except for the receivables payable by Buyer, all receivables (a) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, (b) represent valid obligations, and (c) are current and are expected to be collectible in the aggregate face amounts thereof without any counterclaim or set-off when due, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable that are computed in a manner consistent with GAAP and past practice and as reflected in the Balance Sheet or with respect to receivables arising subsequent to the Balance Sheet Date, the books and records of the Company, and (d) except as set forth on Schedule 3.20 are owned by the Company free of all Liens. No discount or allowance from any receivable has been made or agreed to (other than customary payment discounts in the ordinary course of business consistent with past practice), and none represents billings prior to actual sale of goods or provision of services. Accounts payable of the Company reflected on the Balance Sheet and all accounts payable arising after the Balance Sheet Date arose, and have arisen, from bona fide transactions.

     Section 3.21. PROJECTIONS. The financial projections relating to the Company and delivered to Buyer as set forth in Exhibit J hereto, were made in good faith and are based upon reasonable assumptions, and the Company is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect.

     Section 3.22. FINDERS' FEES. Except for the broker's fee payable to Updata Capital, Inc. in the amount of $320,000 (the "Broker's Fee"), which fee shall be paid at Closing by the Company, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.23. EMPLOYEES. Schedule 3.23 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and all other employees of the Company, and none of such employees and no other key employee of the Company has provided notice, written or oral, to the Company or the Controlling Shareholders that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within three years after the Closing Date. To the Company's knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company as currently operated after the Closing Date. To the Company's knowledge, no third party has claimed that any person employed by or affiliated with the Company has violated or may be violating any of the terms or conditions of his past employment, noncompetition or nondisclosure agreement with such third party, or disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

     Section 3.24. LABOR MATTERS. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of the Controlling Shareholders, threatened against the Company before the National Labor Relations Board.

     Section 3.25. ENVIRONMENTAL MATTERS. The Company is not in violation of any federal, state, or local Environmental Laws applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Law. No notice or action alleging such violation is pending or, to the Company's knowledge, threatened, and no past or present condition or practice of the businesses conducted by the Company would prevent continued compliance with any Environmental Permits or give rise to any common law or statutory liability or otherwise from the basis of any claim, action or proceeding with respect to the Company involving any Hazardous Substances. To the Company's knowledge, the Company has no Environmental Liability.

     Section 3.26. CERTAIN PRACTICES. To the knowledge of the Controlling Shareholders, neither the Company nor any of its directors, officers or employees has, directly or indirectly, given nor agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction).

     Section 3.27. RECORDS. The minute books, stock certificate books and stock transfer ledgers of the Company are complete and correct in all material respects with respect to the matters set forth therein.

     Section 3.28. NO INDEMNIFICATION LIABILITIES. There are no known existing liabilities that require the Company to indemnify its officers or directors for acts or omissions by such persons acting on behalf of the Company or, except for the Company's Articles of Incorporation and Bylaws, existing agreements to provide indemnification for such liabilities.

     Section 3.29. FULL DISCLOSURE. No representation or warranty of the Company made in this Agreement, nor any written statement furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished to Buyer by the Company, contains or will contain any statement which constitutes an untrue statement of a material fact or fails or will fail to state a material fact which was necessary to make the statements or facts contained herein or therein not misleading.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each of the Shareholders hereby severally represents and warrants to Buyer, as to himself or herself only, as of the date hereof and as of the Closing Date, as follows:

     Section 4.01. TITLE TO SHARES. Each Shareholder owns the Shares set forth opposite its name in column B of Schedule 1 hereto (which in the aggregate represent all of the issued and outstanding shares of capital stock of the Company) free and clear of any Lien, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right, limitations on voting rights or option and has the authority to dispose of such Shares pursuant to this Agreement.

     Section 4.02. SHAREHOLDER POWER AND AUTHORITY. Each Shareholder has the power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which such Shareholder is a party. This Agreement has been duly executed and delivered by each Shareholder, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Each of the Transaction Documents to which such Shareholder is a party, when executed and delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     Section 4.03. EFFECT OF AGREEMENT ON THE SHAREHOLDERS. Neither the execution and delivery of this Agreement nor the Transaction Documents to which each Shareholder is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in the acceleration, breach or termination of, or the creation in any party of the right to accelerate, terminate, modify, cancel or require any notice under, any contract, lease, license, instrument or other arrangement, or other obligation or liability to which such Shareholder is a party or is bound or to which the Shareholder's assets are subject, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Shareholder by which any of his or her respective properties or assets is bound or affected,
(iv) or result in the creation of any Lien upon the Shares or any assets, tangible or intangible, of such Shareholder.

     Section 4.04. LITIGATION. There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of each Shareholder, threatened against such Shareholder, at law, in equity or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the transactions contemplated hereby.

     Section 4.05. SHAREHOLDER AGREEMENTS. Except as set forth on Schedule 4.05, there are no agreements, written or oral, between the Company and any Shareholder or between the Shareholders, relating to the acquisition (including without limitation rights of first refusal or pre-emptive rights), disposition, registration under the Securities Act, as amended, or voting of the capital stock of the Company.

     Section 4.06.  INVESTMENT REPRESENTATIONS.

          (a) Each Shareholder understands and acknowledges that the shares of Buyer's Common Stock to be issued to such Shareholder are being issued in reliance upon the exemption for the registration requirements of the Securities Act afforded by Section 4(2) and/or Regulation D, and that such shares will not be registered under the Securities Act or any state securities or "blue sky" law.

          (b) Except to the extent otherwise provided for in connection with, or otherwise not applicable in light of, the express provisions of any of the Transaction Documents, the shares of Buyer's Common Stock to be issued as consideration pursuant hereto are being acquired by each Shareholder pursuant to the terms and subject to the conditions of this Agreement for each Shareholder's own account and for investment purposes only, and not with a view to any public resale, public distribution or other public offering thereof, in each case within the meaning of the Securities Act or any state securities or "blue sky" law.

          (c) Each Shareholder understands and acknowledges that the shares of Buyer's Common Stock to be issued as consideration pursuant hereto may not be sold or otherwise disposed of, except pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

          (d) Each Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the prospective investment in Buyer's Common Stock, and each Shareholder is able to bear the economic consequences thereof.

          (e) In making the decision to invest in Buyer's Common Stock, each Shareholder has relied upon independent investigations made by such Shareholder and, to the extent believed by such Shareholder to be appropriate, such Shareholder's representative, including the Shareholder's own professional, tax and other advisors, and has not relied upon any representation or warranty from the Buyer or any of its directors, officer, employees, agents, affiliates or representatives with respect to the value of Buyer's Common Stock or the tax consequences of the transactions contemplated by this Agreement or any of the Transaction Documents.

          (f) Each Shareholder and such Shareholder's representative, if any, has been given a full opportunity to examine all documents relating to the transactions contemplated by this Agreement and the Transaction Documents, and to ask questions of, and to receive answers from, the Buyer and its representatives concerning the terms of the transactions contemplated by this Agreement and each of the Transaction Documents and such other information as such Shareholder desires in order to evaluate an investment in Buyer's Common Stock and all such questions have been answered to the full satisfaction of such Shareholder. Each Shareholder acknowledges that the information provided to the Shareholder or information which such Shareholder has had an opportunity to review, includes, without limitation:
     (i) a copy of Buyer's Prospectus dated July 21, 1997, which forms a part of Buyer's Registration Statement on Form SB-2 (Registration No. 333-29961);
     (ii) a draft copy of Buyer's audited financial statements for the year ended January 31, 1998; (iii) Buyer's Quarterly Report on Form 10-QSB for the period ended October 31, 1997; and (iv) all other reports filed by Buyer with the Securities and Exchange Commission under the Exchange Act since October 31, 1997.


     Section 4.07. FULL DISCLOSURE. No representation or warranty of the Shareholders made in this Agreement, nor any written statement furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished to Buyer by the Shareholders, contains or will contain any statement which constitutes an untrue statement of a material fact or fails or will fail to state a material fact which was necessary to make the statements or facts contained herein or therein not misleading.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Company and the Shareholders as follows:

     Section 5.01. CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as contemplated to be conducted by Buyer. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualify, individually or in the aggregate, would not have a Material Adverse Effect. Buyer has heretofore delivered or, on or prior to the Closing Date, will deliver, to the Company true and complete copies of the certificate of incorporation and bylaws of Buyer as currently in effect.

     Section 5.02. CORPORATE AUTHORIZATION AND AUTHORITY. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. This Agreement, and the other Transaction Documents to which it is a party, have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (assuming that it has been duly executed and delivered by the Company and the Shareholders), constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Each of the Transaction Documents to which Buyer is a party, when executed and delivered in accordance with the terms hereof (and assuming that each such Transaction Document has been duly executed and delivered by the other parties thereto), will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     Section 5.03. GOVERNMENTAL AUTHORIZATION. Except as set forth in Schedule 5.03, the execution, delivery and performance by Buyer of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, or official, except for federal or state securities laws and the rules of the NASDAQ Stock Market.

     Section 5.04.  EFFECT OF AGREEMENT ON BUYER.  Except as set forth in
Schedule 5.04, neither the execution and delivery of this Agreement nor the Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in the acceleration, breach or termination of, or the creation in any party of the right to accelerate, terminate, modify, cancel or require any notice under, any contract, lease, license, instrument or other arrangement, or other obligation or liability to which Buyer is a party or is bound or to which Buyer's assets are subject, (ii) conflict with, violate or result in a breach of any provision of the certificate of incorporation or bylaws of Buyer, or (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to Buyer or by which any of their respective properties or assets is bound or affected.

     Section 5.05. FINDERS' FEES. Except as previously disclosed by Buyer to the Company, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer.

     Section 5.06 ISSUANCE OF COMMON STOCK. The shares of Buyer's Common Stock, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration set forth herein, will be duly authorized and validly issued, fully paid and nonassessable.

     Section 5.07 DISCLOSURE. Buyer has furnished or made available to the Company and each Shareholder of the Company a copy of (i) Buyer's prospectus dated July 21, 1997, which forms a part of Buyer's Registration Statement on Form SB-2 (Registration No. 333-29961); (ii) a draft copy of Buyer's audited financial statements for the year ended January 31, 1998; (iii) Buyer's Quarterly Report on Form 10-QSB for the period ended October 31, 1997; and (iv) all other reports filed by Buyer with the Securities and Exchange Commission ("Commission") under the Exchange Act since October 31, 1997 (collectively, the "SEC Reports"). The SEC Reports comply in all material respects with the applicable Commission rules and regulations relating thereto, and, as of the date of this Agreement, no additional filing or amendment to any previous Commission filing is required under such rules and regulations. The SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

     Section 5.08 FULL DISCLOSURE. No representation or warranty of Buyer made in this Agreement, nor any written statement furnished to the Controlling Shareholders pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished to the Controlling Shareholders by Buyer, contains or will contain any statement which constitutes an untrue statement of a material fact or fails or will fail to state a material fact which was necessary to make the statements or facts contained herein or therein not misleading.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

     Section 6.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     Section 6.02. CERTAIN FILINGS. Each of the parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 6.03. PUBLIC ANNOUNCEMENTS. Each of the parties acknowledges the importance of appropriate disclosures in positioning the relationship between the two companies to the distribution channel, the press, customers and others. The Company and the Shareholders agree to make no press releases or other public announcements regarding this Agreement without Buyer's prior written consent.

     Section 6.04. NONCOMPETITION; NONSOLICITATION. In order that Buyer may have and enjoy the benefit of the acquisition of the Company, the Controlling Shareholders shall not directly or indirectly, for a period of three years commencing on the Closing Date, (a) engage (as owner, stockholder, partner or otherwise, except as a holder of fewer than 5% of the outstanding shares or other equity interests of a company whose shares or other equity interests are publicly traded) in any business which directly or indirectly competes with the business of the Company as now conducted by the Company or for which the Company has developed a written business plan; (b) solicit work from, or perform work for, any customer of the Company or any of its Affiliates for work substantially similar to work performed by the Company or any of its Affiliates for the customer; (c) induce any employee of the Company or any of its Affiliates to engage in any activity in which the Controlling Shareholders are prohibited from engaging by clause (a) or to terminate his or her employment with the Company or any of its Affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its Affiliates unless such person shall have been terminated without cause or ceased to be employed by the Company and any of its Affiliates for a period of at least 12 months; or (d) make any statement or take any action intended to impair the goodwill or the business reputation of the Company or any of its Affiliates, or to be otherwise detrimental to the interests of the Company or any of its Affiliates, including any action or statement intended, directly or indirectly, to benefit a competitor of the Company or any of its Affiliates. It is expressly understood and agreed that although the Controlling Shareholders and Buyer consider the restrictions contained in this Section 6.04 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time and territory or any other restriction contained in this Section
6.04 is an unenforceable restriction against the Controlling Shareholders, the provisions of this Section 6.04 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6.04 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. For purposes of the Section 6.04, Buyer shall be deemed to be an Affiliate of the Company.

     Section 6.05. CONFIDENTIALITY. Each individual Shareholder will treat and hold as such all Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that individual will promptly notify the Company of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this
Section 6.05. If, in the absence of a protective order or the receipt of a waiver hereunder, any Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that individual may disclose the Confidential Information to the tribunal; provided, however, that the disclosing individual shall use his or her best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     Section 6.06.  TRANSFER RESTRICTIONS.

          (a) Without limiting the representations set forth herein, the Shareholders hereby further agree not to sell, assign, transfer, convey, dispose of, pledge or otherwise encumber (each, a "Transfer") all or any portion of the shares of Buyer's Common Stock to be issued to the Shareholders pursuant hereto (i) until Buyer has released its financial results for the first full fiscal quarter of combined operations of Buyer and the Company, and (ii) either (x) the Registration Statement (as defined in Section 6.08 below) is declared or ordered effective by the Commission covering such proposed Transfer of such shares and such Transfer is made pursuant to such registration statement and in accordance with the Securities Act, or (y) pursuant to another available exemption from the registration requirements of the Securities Act, accompanied by an opinion of counsel, reasonably satisfactory to Buyer, that registration under the Securities Act is not required with respect to such Transfer.

          (b) Each certificate or instrument representing shares of Buyer's Common Stock issued pursuant hereto, and any other securities issued on or in respect of such shares in connection with, (i) any stock split, stock dividend, subdivision, combination, consolidation, reclassification or other similar event, or (ii) any merger, consolidation, reorganization or other similar event, shall be stamped or otherwise imprinted with a legend, in addition to any other legends required under applicable state "blue sky" securities laws, in substantially the following form.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICTED

          SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT DECLARED OR ORDERED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, OR (II) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN THE CASE OF ANY SALE, OFFER OF SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION EFFECTED PURSUANT TO CLAUSE (II) ABOVE, PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AS TO SUCH SALE, OFFER OF SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER HEREOF OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE TRANSFER OF ANY INTEREST IN THE SECURITIES REPRESENTED HEREBY.


     Section 6.07.  ADDITIONAL RESTRICTIONS ON SALE OF BUYER'S COMMON
STOCK. The Shareholders and Buyer hereby covenant and agree to use their best efforts to prohibit the sale, transfer or assignment of any shares of Buyer's Common Stock held by the Shareholders or Affiliates of Buyer until the Company has released to the public one month of combined financial results of the Company and Buyer.

     Section 6.08.  REGISTRATION STATEMENT.


          (a) Buyer shall use its best efforts to file or cause to be filed with the Commission on or prior to July 15, 1998 a registration statement on Form S-3 (the "Registration Statement") to cover resales of the shares of Buyer's Common Stock to be issued to the Shareholders pursuant hereto (the "Registered Shares"). Buyer shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter. Buyer shall use its best efforts to keep such Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Registered Shares for a period ending one year from the Closing Date.

          (b) Buyer will bear the costs of all Registration Expenses. For the purposes hereof, "Registration Expenses" shall mean all expenses incident to Buyer's preparation and filing of the Registration Statement, including, without limitation, all registration and filing fees, fees and expenses of compliance with federal securities laws or state blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for Buyer and all independent certified public accountants, and other persons retained by Buyer (but not of Holder's counsel).

     Section 6.09. REGISTRATION PROCEDURES. In connection with the registration and sale of the Registered Shares the Company will:

          (a) prepare and file with the Commission the Registration Statement as set forth above;

          (b) provide to each Holder a copy of the Registration Statement and related Prospectus, including each preliminary Prospectus, and each amendment and supplement thereto.

          (c) use its best efforts to register or qualify the Registered
     Shares under such other securities or blue sky laws of such jurisdictions as each Holder may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registered Shares owned by such Holder; provided, however, that Buyer will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (c),
     (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

          (d) Upon the occurrence of any event that would cause the Registration Statement (i) to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) to be not effective and useable for resale of the Registered Shares during the period that such Registration Statement is required to be effective and useable, Buyer upon knowledge of such an event, shall as promptly as practicable file an amendment to the Registration Statement, in the case of clause (i), correcting any such misstatement or mission, and, in the case of either clause (i) or (ii), use its best efforts to cause such amendment to be declared effective and such Registration Statement to become useable as soon as practicable thereafter;

          (e) Notwithstanding anything to the contrary in this Section
     6.09, Buyer may prohibit offers and sales of the Registered Shares pursuant to the Registration Statement at any time if (A) (i) it is in possession of material non-public information, (ii) the Board of Directors of Buyer determines based on advice of counsel (which counsel shall be experienced in securities laws matters) that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, and
     (iii) the Board of Directors of Buyer determines in good faith that disclosure of such material non-public information would not be in the best interests of Buyer and its stockholders or (B) Buyer has made a public announcement relating to an acquisition or business combination transaction including Buyer and/or one or more of its subsidiaries (i) that is material to Buyer and its subsidiaries taken as a whole, and (ii) the Board of Directors of Buyer determines in good faith that offers and sales of the Registered Shares pursuant to the Registration Statement prior to the consummation of such transaction (or such earlier date as the Board of Directors shall determine) is not in the best interests of Buyer and its stockholders (the period during which any such prohibition of offers and sales of Registered Shares pursuant to the Registration Statement is in effect pursuant to clause (A) or (B) of this subsection 6.09(e) is referred to herein as a "Suspension Period"). A Suspension Period shall commence on and include the date on which Buyer provides written notice to Holders covered by the Registration Statement that offers and sales of Registered Shares cannot be made thereunder in accordance with this Section and shall end three Business Days after the earlier to occur of (x) the date on which such material information is disclosed to the public or ceases to be material or Buyer is able to so comply with its disclosure obligations and Commission requirements, or (y) 45 days after written notice is provided by Buyer to the Holders of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period;

          (f) Each Holder shall furnish to Buyer such information regarding the distribution of its Registered Shares as is required by law to be disclosed in the Registration Statement (the "Requisite Information") prior to effecting any sale pursuant to such Registration Statement. Each Holder as to which any Registration Statement is being effected agrees prior to effecting any sale of the Registered Shares thereunder to furnish promptly to Buyer all information required to be disclosed in order to make any Requisite Information previously furnished to Buyer by such Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading;

          (g) Each Holder agrees by acquisition of such Registered Shares that, upon receipt of any notice from Buyer of the existence of any fact of the kind described in subsections 6.09(d) and (e) hereof (an "Amendment Notice"), such Holder will forthwith discontinue disposition of Registered Shares until such Holder's receipt of (i) copies of the supplemented or amended Prospectus contemplated by subsection 6.09(d) hereof, or until counsel for Buyer shall have determined that such disclosure is not required due to subsequent events, (ii) notice in writing from Buyer that the use of the Prospectus may be resumed, (iii) copies of any additional or supplemental filings with respect to the Prospectus, or (iv) the expiration of the Suspension Period. In the event Buyer shall give any such notice, the time period regarding the filing of the Registration Statement set forth in subsection 6.08(a) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to subsection 6.09(e) hereof to and including the date when each Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by this subsection (g); and

          (h) Buyer agrees to use its best efforts to cause the Registered Shares covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders thereof to consummate the disposition of such Registered Shares, subject to the proviso contained in subsection (c) above, and cause all Registered Shares to be listed on each securities exchange or national quotation system on which Buyer's Common Stock is then listed.

     Section 6.10.  INDEMNIFICATION.

          (a) Buyer agrees to indemnify, to the extent permitted by law, each Holder against all losses, claims, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Buyer by such Holder expressly for use therein or by such Holder's negligence, willful misconduct or failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto.

          (b) In connection with the Registration Statement, each Holder will furnish to Buyer in writing such information and affidavits as Buyer reasonably requests for use in connection with the Registration Statement or prospectus contained therein and, to the extent permitted by law, will indemnify Buyer, its directors and officers and each person who controls Buyer (within the meaning of the Act) against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages, liabilities and expenses are caused by any such untrue statement or omission or alleged untrue statement or omission furnished in writing to Buyer for use therein or Holder's failure to provide the prospective purchaser with a copy of the current prospectus; provided, however, that the obligation to indemnify will be several, not joint and several among the Holders, and the liability of each Holder will be in proportion to and limited to the net amount received by such Holder from the sale of Registered Shares pursuant to the Registration Statement.

                                  ARTICLE VII

                       TAX REPRESENTATIONS AND COVENANTS

     The Company and the Controlling Shareholders jointly and severally represent, warrant and covenant to Buyer as of the date hereof and as of the Closing Date as follows:

     Section 7.01. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Pre-Closing Tax Period" means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

     "Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition-to-tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"),
(b) any liability of the Company for the payment of any amount of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction carryover or any other credit or tax attribute which could reduce Taxes (including, without limitation, credits or other tax attributes which could reduce alternative minimum Taxes).

     "Tax Sharing Agreement" means any existing Tax sharing agreements or arrangements (whether or not written) binding the Company and any other agreement or arrangement (including any arrangement required or permitted by law) which (a) requires the Company to make any Tax payment to or for the account of any other person, (b) affords any other person to utilize any Tax Asset of the Company to reduce such other person's Taxes, (c) affords the Company to utilize any Tax Asset of any other person to reduce any Taxes of the Company, (d) requires or permits the transfer or assignment of income, revenues, receipts, or gains, or (e) requires or permits the Company to determine its Tax liability by taking into account or by reference to the Tax liability, income, revenues, receipts or gains of any other person.

     Section 7.02.  TAX REPRESENTATIONS AND COVENANTS.

          (a) Except as set forth in the Balance Sheet (including the notes thereto) or on Schedul e 7.02(a).

               (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the

          Company (collectively, the "Returns") have been or will be timely filed when due in accordance with all applicable laws, except where the failure to file would not subject the Company to any liabilities (including any interest, penalties or addition-to-tax);

               (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other information, as required to be shown therein;

               (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority;

               (iv) the charges, accruals and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the Balance Sheet and the books of the Company (excluding any provision for deferred income taxes) are adequate to cover such Taxes;

               (v) the Company is not delinquent in the payment of any Tax or has requested any extension of time within which to file any Return, which Return has not yet been filed;

               (vi) the Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member) has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

               (vii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened (including, any issues that, to the knowledge of the Controlling Shareholders, may be raised by any Taxing Authority) against or with respect to the Company in respect of any Tax or Tax Asset;

               (viii) the Company has not filed any request for ruling or determination of any Taxing Authority in respect of any Tax which has been denied during the past five years or which is pending;

               (ix) the Company does not own any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property;

               (x) the Company has not been a member of an affiliated, consolidated, combined or unitary group;

               (xi) all information set forth in the notes to the Balance Sheet relating to Tax matters is true and complete;

               (xii) the Company is not a party to any Tax Sharing Agreement or is otherwise under any obligation to pay any third party an amount with respect to any Tax;

               (xiii) since the Balance Sheet Date, neither the Company nor any Affiliate of the Company has, to the extent it may affect or relate to the Company, made or changed any tax election, changed any annual tax accounting period, adopted or changed any method of tax accounting, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the Tax liability or decreasing any Tax Asset of the Company; and

               (xiv) since the Balance Sheet Date, the Company has not reserved any amount for or made any payment of Taxes to any other person or any Taxing Authority except for such Taxes as were due or payable to the Taxing Authority or had been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.

          (b) Schedule 7.02(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.

          (c) Schedule 7.02(c) contains an accurate description of current audit issues relating to any Tax, and Schedule 7.02(c) contains copies of revenue agent's or similar reports furnished by any Taxing Authority for the taxable years which have not been examined and closed or with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

                                 ARTICLE VIII

                               EMPLOYEE BENEFITS

     The Company and the Controlling Shareholders jointly and severally represent, warrant and covenant to Buyer as of the date hereof and as of the Closing Date as follows:

     Section 8.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, shall have the following meanings:

     "Benefit Arrangement" means each employment, severance or other similar contract, arrangement or policy or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Affiliates and
(b) covers any employee or former employee of the Company.

     "Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company. Benefit Arrangements and Employee Plans are sometimes referred to herein as a "Plan" or "Plans."

     Section 8.02.  REPRESENTATIONS AND WARRANTIES REGARDING THE PLANS.
Schedule 8.02 sets forth a complete list of all Plans maintained by the Company. The Company does not contribute to any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and the Company has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Any Plan maintained by the Company which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all applicable statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of the Company nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of the Company under Title I of ERISA or Section 4975 of the Code. All reports required to be filed with respect to all Plans have been timely filed, except where the failure to so file would not have a Material Adverse Effect. No "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any pension plan subject to Title IV of ERISA. With respect to all pension plans subject to Title IV of ERISA, such plans have no unfunded benefit liabilities, all contributions to such plans under the minimum funding requirements of Section 412 of the Code have been made and all premium payments to the Pension Benefit Guaranty Corporation with respect to such plans have been made. All claims for welfare benefits incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Benefit Arrangement providing benefits after termination of employment. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to employee participation or coverage under any Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year.

     Section 8.03. REPRESENTATIONS AND COVENANTS REGARDING NO THIRD PARTY BENEFICIARIES. No provision of this Article VIII shall create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement or any plan or arrangement that may be established by the Company after the Closing Date. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Plan of the Company.


                                  ARTICLE IX

                           COVENANTS OF THE COMPANY
                             AND THE SHAREHOLDERS

     The Company and the Shareholders (or certain of them, as applicable) covenant and agree with Buyer that at all times prior to the Closing or termination of this Agreement except as specifically provided in Section 9.02(b):

     Section 9.01. COOPERATION. The Shareholders shall use all commercially reasonable efforts in good faith to perform and fulfill and to cause the Company to perform and fulfill, all conditions and obligations to be fulfilled or performed by them hereunder to the end that the transactions contemplated hereby will be fully and timely consummated. The Shareholders shall not take any action that is intended or could reasonably be expected to cause the Company or any Shareholder to fail to perform and fulfill all conditions and obligations to be fulfilled or performed by the Company or any Shareholder hereunder, or that is intended or could reasonably be expected to cause the transactions contemplated hereby not to be fully and timely consummated. Each Shareholder shall use all commercially reasonably efforts in good faith to satisfy, perform and fulfill all conditions and obligations to be fulfilled or performed by them hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated. Each Shareholder agrees to vote and shall vote in favor of or consent to any and all actions required to be approved by them in order to consummate the transactions contemplated hereby.

     Section 9.02.  ACCESS.

          (a) Until the Closing, the Shareholders shall:

               (i) give and shall cause the Company to give Buyer, its attorneys, accountants and other authorized representative complete access, upon reasonable notice and at reasonable times, to the Company's offices, properties, customers, suppliers, employees, products, technology, business and financial records, contracts, business plans, budgets and projections, agreements, commitments and other documents and information concerning the Company and persons employed by or doing business with the Company;

               (ii) furnish and cause the Company to furnish Buyer and its representatives during such period all such information as such representatives may reasonably request;

               (iii) reasonably cooperate and cause the officers, employees, consultants, agents, accountants and attorneys of the Company to reasonably cooperate fully with the representatives of Buyer in connection with such review and examination; and

               (iv) promptly make full disclosure to Buyer of all material facts, affecting the financial condition, business operations, properties and prospects of the Company that could reasonably be expected to have a Material Adverse Effect.

          (b) At or promptly following the Closing, if requested by Buyer, the Shareholders shall deliver or shall cause to be delivered to Buyer all records relating to the Company that are in their possession or in the possession of their accountants, attorneys and other third parties.

     Section 9.03. INSURANCE. The Company shall maintain with its current insurers or with other financially sound insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

     Section 9.04. COMPLIANCE WITH LAWS. The Company should conduct its business in compliance, in all material respects, with all laws, rules, regulations, statutes, ordinances and other legal requirements.

     Section 9.05. KEEPING OF BOOKS AND RECORDS. The Company shall keep and maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting, in all material respects, all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, Taxes, bad debts and other purposes in connection with its business shall be made.

     Section 9.06. ACTIONS PRIOR TO CLOSING. Except as consented to in writing by Buyer, the Company shall conduct its business pending the Closing only in the ordinary and usual course of business consistent with past practice. Except as expressly contemplated by this Agreement or as consented to in writing by Buyer, from the Effective Date to the Closing Date:

          (a) no Shareholder shall sell, transfer or pledge, or authorize or propose the sale, transfer or pledge, of any Share or other equity interests relating to the Shares or consent to the Shares becoming subject to any Lien;

          (b) the Company shall not take any action to cause, and shall not:

               (i) issue, sell, transfer or pledge, or authorize or propose the issuance, sale, transfer or pledge, of (A) shares of capital stock of any class (including the Common Stock), or other securities relating to the capital stock or other securities of the Company, or
          (B) any other securities in respect of, in lieu of or in substitution for the Shares;

               (ii) redeem, repurchase or otherwise reacquire, any of its outstanding securities (including the Common Stock);

               (iii) declare, accrue, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on or in respect of any share of capital stock or other securities of the Company, except for distributions to the Shareholders of an aggregate amount not to exceed $600,000 for the payment of income taxes by such Shareholders;

               (iv) make any acquisition of assets or securities, any disposition of assets or securities, or any change in its capitalization, or enter into any material contract or release or relinquish any material contract or other rights;

               (v) incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business exceeding $10,000 or permit the Company's assets to become subject to any Lien;

               (vi) propose or adopt any amendments or restatements to the articles of incorporation or bylaws of the Company;

               (vii) enter into, consummate or become a party to any transaction for the merger or consolidation of or by the Company with any other corporation or entity, or any acquisition by it of all or any part of the stock or the business or assets, other than inventory or equipment in the ordinary course of business consistent with past practice, of any other natural person, firm, association, corporation or other entity or business organization;

               (viii) enter into, consummate or become party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (ix) create or take any action relating to the creation of, any subsidiary or purchase or take any action relating to the purchase of any equity interest in any other entity;

               (x) enter into, consummate or become party to any material transaction (which shall mean any transaction or series of transactions totaling $5,000 or more);

               (xi) execute, amend or modify in any material respect any material contract, agreement, franchise, permit, or license;

               (xii) waive any right or rights of the Company (alleged, contingent or otherwise), or of any payment, direct or indirect, of any liability of the Company;

               (xiii) enter into, amend, restate or modify in any respect any employment agreement or adopt, amend, restate or modify in any respect any employee benefit plans other than the Employment Agreements and the Principal Employment Agreements;

               (xiv) loan or advance to, or enter into an agreement, arrangement or transaction with any of the officers, directors, consultants, or employees (or to or with any of their Immediate Family Members) of the Company or its Affiliates, or any business or entity in which any of their officers, directors, consultants, agents or employees (or any Immediate Family Member) has any direct or indirect interest in excess of 5% except for compensations at rates not exceeding the rates of compensation in effect as of March 31, 1998 and advances made to officers, directors, consultants, agents or employees of the Company for ordinary and customary business expenses in reasonable amounts;

               (xv) except as required by law or GAAP after notification to and consultation with Buyer, change any of its accounting methods, principles or practices or change any depreciation or amortization policies or rates;

               (xvi) except as required by law after notification to and consultation with Buyer, make any Tax election; or

               (xvii) agree in writing or orally to take any of the foregoing actions or any other action which would cause any representation or warranty in this Agreement to be untrue.

          (c) the Company shall take all actions necessary to terminate the 401(k) Plan and assist Buyer in accomplishing (1) a trust-to-trust transfer of assets from the 401(k) Plan, or (2) a direct rollover of participant accounts from the 401(k) Plan.

          (d) the Company shall take all actions necessary to terminate its Employee Stock Plan and Flexible Profit Sharing Plan as disclosed in the Employee Stock Plan Description dated September 1997.

     Section 9.07.  NOTICE OF CHANGES; UPDATES.

          (a) Until the Closing, the Shareholders and the Company shall notify Buyer in writing of any change in the business of the Company that could have a Material Adverse

     Effect as soon as it becomes apparent to any of such parties that any such change has occurred or could reasonably be expected to occur.

          (b) The Company and the Shareholders shall give Buyer prompt written notice if the Company or any Shareholder becomes aware of any event, condition, fact or circumstance: (i) that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or a material breach of any representation or warranty made by the Company or any Shareholder under this Agreement and which was unknown to the Company or any Shareholder on the date of this Agreement; or
     (ii) that occurs or arises or exists after the date of this Agreement and that causes a material inaccuracy in or a material breach of any representation or warranty made by the Company or any Shareholder in this Agreement.

     Section 9.08. PRESERVATION OF BUSINESS. Until the Closing, the Company will use all commercially reasonable efforts to preserve its business organization intact, and to preserve its goodwill. Without limiting the generality of the foregoing or any other covenant contained herein, the Company will timely perform in all material respects all obligations required of the Company under the contracts and permits listed or required to be listed on the schedules to this Agreement:

     Section 9.09. LITIGATION. The Company and the Shareholders will promptly notify the Buyer in writing of any lawsuits claims, proceedings or investigations which are threatened or commenced against or by the Company or against any employee, consultant or director of the Company or against the Shareholders or their Affiliates in connection with their ownership of the Shares or the transactions contemplated hereby.

     Section 9.10. CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES. From the date hereof up to and including the Closing Date or the termination of this Agreement: (a) the Company shall conduct its business in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and the consequences of events arising in the ordinary and usual course of business consistent with past practice after the date hereof or which are permitted or contemplated in this Article IX and none of which could reasonably be expected to have a Material Adverse Effect; and (b) the Shareholders will advise Buyer promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representation or warranty of the Company or the Shareholders to become untrue.

     Section 9.11. OBLIGATIONS OF AFFILIATES. Except as specifically set forth in this Agreement or pursuant to the Employment Agreements, on or before the Closing Date, each Shareholder shall cause the Company to and each Shareholder (severally and jointly) will and will cause its Affiliates to: (a) cause all debts owed by any Shareholder or of its Affiliates to the Company, to be paid or discharged in full; and (b) terminate any ongoing agreements (except indemnification obligations of the Company to its officers and directors pursuant to its bylaws) between the Company on the one hand and such Shareholder and its Affiliates on the other, all without any expense to the Company (or any reduction in the gross assets reflected on the Balance Sheet or acquired since the date thereof), so that following the Closing Date the Company shall have no obligations of any kind or nature to the Shareholder or their Affiliates except for those specified in this Agreement. Moreover, the Shareholders hereby release and forever discharge the Company, and its respective directors, officers, employees, agents, successors and assigns from and against any and all claims, demands, liabilities, obligations, damages, costs, expenses, actions and causes of action, in law or in equity, known or unknown, which the Shareholders ever had or now have against the Company as of the date hereof. Notwithstanding the foregoing, the Shareholders do not release the Company from (i) claims directly resulting from the Company's willful misconduct or fraud; (ii) covenants, obligations, or liabilities explicitly set forth in this Agreement; (iii) the Company's obligations under any agreement to which they are a party, which is intended to remain in effect after the Closing; or (iv) the Shareholders' rights under this Agreement or any agreement or certificate delivered expressly pursuant thereto.

     Section 9.12. NO NEGOTIATIONS. Until the termination of this Agreement in accordance with its terms, neither the Company nor the Shareholders shall initiate discussions with, engage in negotiations with, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture with the Company, its business or assets, or the capital stock of the Company to any person or entity other than Buyer.

     Section 9.13. CONSENTS. The Company shall use all commercially reasonable efforts to obtain the consents to the transactions contemplated by this Agreement as required by the agreements listed or required to be listed on
Schedule 3.04.

                                   ARTICLE X

                             CONDITIONS TO CLOSING

     Section 10.01. CONDITIONS TO OBLIGATIONS OF THE PARTIES. The obligations of each of the parties to consummate the Closing shall be conditioned upon the satisfaction or waiver (in whole or in part) of each of the following conditions concurrently with or prior to Closing:

          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the sales contemplated hereby, which makes the consummation of such sales unlawful, void, voidable or unenforceable under applicable law, rules and regulations of any governmental authority, domestic or foreign.

          (b) Government Approvals. Buyer, the Company and the Shareholders shall have obtained all other authorizations, consents, orders and approvals required from or of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authorities required for the consummation of the transactions contemplated by the Agreement.

          (c) Contractual Consents. The Company shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which is necessary to permit the consummation of the transactions contemplated hereby and by each of the Transaction Documents including, without limitation, any consents required under contracts and agreements listed on Schedule 3.11 to which the Company is a party or by which it is bound, or which may be required to permit the change of ownership of the Company; provided, however, that the Company and the Shareholders may not invoke the terms of this Section 10.01(c) unless and until each such party has used all commercially reasonably efforts to obtain such consents, approvals and authorizations under any third party contracts to which the Company is a party or by which its assets are or may become bound.

          (d) Exhibits. Buyer, the Company and the Shareholders, as the case may be, shall have delivered all Exhibits referred to herein required to be provided to each other party, in such form as shall be reasonably acceptable to the receiving party, no later than Tuesday, April 28, 1998.

     Section 10.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing shall be conditioned upon the satisfaction or waiver (in whole or in part) of each of the following conditions concurrently with or prior to Closing:

          (a) the Company and the Shareholders shall have performed and complied with in all material respects all of their obligations hereunder required to be performed or complied with by them on or prior to the Closing Date, and the representations and warranties of the Company and the Shareholders contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, shall be true and correct in all respects at and as of the Closing Date.

          (b) Buyer shall have received the Kutak Rock Opinion.

          (c) All requisite approvals from governmental agencies and consents from third parties listed or required to be listed on Schedule 3.03 shall have been obtained.

          (d) The Company shall have title to the Accelerated Processes free and clear of any Liens or restrictions.

          (e) Buyer shall have received the Officer's Certificate.

          (f) Buyer shall have received an executed copy of the Controlling Shareholders' Termination and Release and the Employee Termination and Release.

          (g) Buyer shall have received a copy of the Employment Agreements, duly and validly executed by such employees mutually designated by Buyer and the Company.

          (h) Buyer shall have received a certificate of good standing and a copy of the Company's Articles of Incorporation, each certified by the Secretary of State of the State of Colorado, as of a date within fifteen
     (15) days preceding the Closing Date.

          (i) Buyer shall have received an executed copy of the Acknowledgement;

          (j) Buyer shall have received an executed copy of the Subscription Agreement from each Shareholder.

          (k) Nothing shall have occurred or be threatened that could reasonably be expected to have a Material Adverse Effect.

          (l) The Company and the Shareholders shall have delivered the Schedules referred to herein to Buyer, in such form as shall be acceptable to Buyer, in its sole discretion, no later than Tuesday, April 28, 1998.

          (m) All actions, proceedings, consents, instruments and documents required to be delivered by, at the behest or direction of, the Company and the Shareholders hereunder or incident to its or their performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to Buyer and its counsel.

     Section 10.03. CONDITIONS TO OBLIGATION OF THE COMPANY AND THE SHAREHOLDERS. The obligation of the Company and the Shareholders to consummate the Closing shall be conditioned upon the satisfaction or waiver (in whole or in part) of each of the following conditions concurrently with or prior to Closing:

          (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, and the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct as of the Closing Date.

          (b) The Company shall have received the Buyer's Officer's Certificate.

          (c) The Company shall have received the Morrison Foerster Opinion;

          (d) Buyer has delivered certificates representing shares of Buyer's Common Stock to the Shareholders in the amounts set forth in column D of
     Schedule 1;

          (f) The Company has received evidence that Buyer has delivered certificates representing the Escrow Shares to the Escrow Agent in the amounts set forth in column F of Schedule 1;

          (g) Buyer has delivered cash consideration for the Fractional Shares to the Shareholders in the amounts set forth in column E of Schedule 1;

          (h) All actions, proceedings, consents, instruments and documents required to be delivered by, at the behest or direction of, Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Company and its counsel.

                                   ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

     Section 11.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing (i) for a period from the Closing Date through the receipt of a copy of Buyer's audited financial statements for the fiscal year ending January 31, 1999; (ii) the covenants, agreements, representations and warranties contained in Sections 6.04, 6.05, 6.06 and 6.07 shall survive for the period of time specified therein; and (iii) the covenants, agreements, representations and warranties contained in Articles VII and VIII shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     Section 11.02.  INDEMNIFICATION OBLIGATIONS.

          (a) Indemnification by the Controlling Shareholders.

               (i) The Controlling Shareholders jointly and severally shall indemnify, defend and hold harmless Buyer and its Affiliates (the "Indemnification Obligation") from, against and in respect of any and all claims, damages, losses, deficiencies, liabilities, assessments, judgments, costs, fees and expenses (including reasonable attorneys fees) (collectively, "Damages") resulting from, relating to or arising out of (A) any misrepresentation, inaccuracy in or breach of representations or warranties; (B) any failure to perform, satisfy, or observe or the non-fulfillment of any agreement or covenant on the part of the Company or the Shareholders, (C) any claim by any former or other equity interest owner of the Company for any prior transaction involving shares of capital stock or other equity interests of the Company or any predecessor entity, (D) the Company's failure to obtain non-disclosure agreements with all persons and entities (including without limitation, employees and customers of the Company) to whom the Company has disclosed or provided access to the Company's Intellectual Property Rights, under which such parties would have agreed to hold such information in confidence and not disclose the same, directly or indirectly, to any person not having authorized access to such information, without the express authorization of the Company; (E) from the Company's failure to have taken all actions reasonably necessary or desirable to protect the Company's Intellectual Property Rights; or (F) any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees) and legal and other expenses incident to any of the foregoing or to the enforcement of this Article XI; provided, however, that in no event shall the Controlling Shareholders be liable to Buyer for any Damages incurred or suffered by Buyer unless and until the amount of all such Damages incurred or suffered by the Buyer, in the aggregate, exceed $100,000, in which event the Controlling Shareholders shall indemnify the Buyer for and in respect of, and hold the Buyer harmless from and against, any and all such Damages back to and including the first dollar of such Damages, up to the amount held in the Escrow Fund; provided, however, that notwithstanding the foregoing proviso of this
          Section 11.02 or anything to the contrary contained in this Agreement, nothing contained in this Section 11.02 shall be deemed to limit or restrict in any manner (whether by time, amount, procedure or otherwise) any remedy at law or in equity to which Buyer may be entitled as a result of actual fraud by the Shareholders or the Company.

               (ii) The Indemnification Obligation shall survive the Closing as follows: (A) with respect to Section 11.01(i) for the period from the Closing Date through receipt of a copy of Buyer's audited financial statements for the fiscal year ending January 31, 1999; and
          (B) with respect to 11.01(ii) and (iii) for the period of time specified therein.

          (b) The Controlling Shareholders acknowledge that their indemnification obligations hereunder relate solely to their capacity as former Shareholders of the Company, and accordingly, such indemnification obligations set forth in this Article XI shall not entitle the Shareholders, or any current or former officer, director or employee of the Company, to any indemnification from the Company under the Company's Articles of Incorporation and Bylaws, this Agreement or any of the Transaction Documents.

          (c) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Controlling Shareholders from, against and in respect of any and all Damages resulting from, relating to or arising out of any (i) misrepresentation, (ii) any failure to perform, satisfy, or observe or the non-fulfillment of any agreement or covenant on the part of Buyer, or (iii) any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees) and legal and other expenses incident to any of the foregoing or to the enforcement of this Article XI.

     Section 11.03. METHOD OF ASSERTING CLAIMS, ETC. All claims for indemnification under this Article XI shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an indemnifying party would be liable to an indemnified party hereunder is asserted against or sought to be collected by a third party, the indemnified party shall:

               (i) promptly notify the indemnifying party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided, however, that the failure of an indemnified party to give notice as provided herein shall not relieve an indemnifying party of its obligations under this Article XI, except to the extent the indemnifying party is prejudiced thereby;

               (ii) an indemnifying party shall have fifteen (15) calendar days from their receipt of the Claim Notice (the "Notice Period") to notify the indemnified party (x) whether or not the indemnifying party disputes its liability to the indemnified party hereunder with respect to such claim or demand, and (y) if they do not dispute such liability, whether or not they desire, at their sole cost and expense, to defend the indemnified party against such claim or demand; provided, however, that the indemnified party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests;

               (iii) in the event that the indemnifying party notifies the indemnified party within the Notice Period that the indemnifying party does not dispute such liability and desires to defend against such claim or demand, then except as hereinafter provided, the indemnifying party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of the indemnified party becoming subject to liability for any other matter;

               (iv) if the indemnified party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense; provided, however, that the indemnifying party shall pay such expense if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between the indemnified party and any other party represented by such counsel in such proceeding;

               (v) if, in the reasonable opinion of the indemnified party, any such claim or demand involves an issue or matter which could have a Material Adverse

          Effect on the business, operations, assets, properties or prospects of the indemnified party, or Affiliate of the indemnified party, the indemnified party shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the indemnified party hereunder and, with respect to subsections (iv) and (v) the indemnifying party shall make available to the indemnified party any documents and materials in his or her possession or control that may be necessary or useful to such defense;

               (vi) if the indemnifying party disputes the indemnifying party' liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the indemnifying party or by the indemnified party (but the indemnified party shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the indemnifying party hereunder (subject, if the indemnifying party has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

          (b) In the event the indemnified party should have a claim against the indemnifying party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the indemnified party shall promptly send a Claim Notice with respect to such claim to the indemnifying party. If the indemnifying party does not notify the indemnified party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder.

          (c) Nothing herein shall be deemed to prevent any indemnified party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim or demand will be made.

          (d) A final determination of a disputed claim as to Damages shall be
     (i) as to third party claims, a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) as between the Company, the Shareholders and/or the Buyer an award of any arbitration determining the validity of such disputed claim; (iii) a written agreement as to the termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgement of the indemnifying party that he or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

     Section 11.04. ARBITRATION. All disputes under this Article XI and all other controversies or claims arising out of or relating to this Agreement, or the breach thereof, not subject to a third-party claim, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Francisco, California. One arbitrator shall be selected by the indemnifying party or parties, one arbitrator shall be selected by the indemnified party, and the third arbitrator shall be chosen by the first two arbitrators chosen. The cost and expense of arbitration shall be shared equally by the parties to the arbitration, regardless of which party or parties prevail. The arbitration shall be conducted in accordance with the following time schedule unless otherwise mutually agreed to in writing by the parties:
(i) parties to the arbitration proceeding shall each appoint their respective arbitrator within fifteen (15) business days after the end of the Notice Period;
(ii) within five (5) business days thereafter, such arbitrators shall appoint the third arbitrator; (iii) within ten (10) business days after the appointment of the third arbitrator, parties to the arbitration proceeding shall provide all documents, records and supporting information reasonably necessary to resolve the dispute; and (iv) within fifteen (15) business days after the date the above records are due, the arbitrators shall render their decision The decision or award of the arbitrators shall be final and binding upon the parties hereto to the same extent and to the same degree as if the matter had been adjudicated by a court of competent jurisdiction and shall be enforceable under the Federal Arbitration Act.

     Section 11.05.  PAYMENT.

          (a) To secure the indemnification obligations of the Controlling Shareholders to Buyer set forth in Section 11.02, the Escrow Shares shall be deposited into the Escrow in accordance with Section 2.04 hereof and the terms of the Escrow Agreement. In the event that any amounts are due and owing to Buyer under the indemnification provisions of this Article XI, Buyer shall (i) be entitled to offset such amounts against the Escrow Shares pursuant to the terms and provisions of the Escrow Agreement, and
     (ii) not be entitled to seek any indemnification amounts in excess of the amount held in the Escrow, except as otherwise expressly permitted under the terms and provisions of this Agreement with respect to claims of actual fraud by the Shareholders or the Company and indemnification claims for Damages incurred or suffered by Buyer for any inaccuracy in any representation or any breach of any warranty contained in Sections 3.01, 3.02, 3.05, 4.01, 4.02 and 4.03 hereof.

          (b) Except as set forth in Section 11.05(a), in the event that any party is required to make any payment under this Article XI, such party shall promptly pay the indemnified party the amount so determined. If any Damages are suffered by Buyer, its Affiliates or the Company, resulting in any insurance recovery to such parties, (provided, however, that the Controlling Shareholders covenant and agree that such parties are not obligated to pursue or make any such insurance claim) then the amount of such Damages payable by the Controlling Shareholders shall be limited, in addition to the other limitations set forth herein, to the excess over and above any insurance proceeds actually received by such parties. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article XI, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article XI and the portion, if any, theretofore paid shall bear interest as provided in Section 11.05(d). Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the subject matter of such claim.

          (c) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty, or covenant.

          (d) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum, which at all times shall be the lowest rate of interest generally charged from time to time by the Bank of America and publicly announced by such bank as its so-called "prime rate."

     Section 11.06. NO CONTRIBUTION. Each Shareholder waives, and acknowledges and agrees, that he, she, it and they will not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution, right of subrogation, right of indemnity or other similar right or remedy against the Company, with respect to any action or failure to act by the Company occurring on or prior to the Closing or in connection with any actual or alleged breach of any representation, warranty, covenant or other obligation or agreement set forth in this Agreement or any certificate delivered in connection with this Agreement.

     Section 11.07. EQUITABLE RELIEF. In the event of a breach or threatened breach by the Shareholders of Sections 6.04, 6.05, 6.06 and 6.07 hereof, regarding noncompetition, nonsolicitation and restrictions on transfer, each Shareholder hereby consents and agrees that Buyer shall be entitled to an injunction or similar equitable relief restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by such Shareholder under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting Buyer, the Company or the Shareholders from pursuing any other remedies at law or in equity which it may have.

     Section 11.08.  THE REPRESENTATIVE.

          (a) The Shareholders hereby authorize, direct and appoint Jeffrey D. Peotter to act as the sole and exclusive agent, attorney-in-fact and representative of the Shareholders (the "Representative"), and hereby further authorize and direct the Representative (i) to take any and all actions (including, without limitation, executing and delivering any and all agreements, instruments, certificates and other documents, incurring any and all costs and expenses for the account of the Shareholders (which costs and expenses shall constitute Damages incurred or suffered by Buyer within the meaning of this Article XI) and making any and all determinations which may be required or permitted by this Agreement or any of the Transaction Documents to be taken by the Shareholders or the Representative, (ii) to exercise such other rights, power and authority as are authorized, delegated and granted to the Representative hereunder in connection with the transactions contemplated hereby and thereby, and (iii) to exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Representative consistent therewith, shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally had taken such action, exercised such rights, or authority or made such decision or determination in such Shareholder's individual capacity. Notwithstanding anything to the contrary contained in this Agreement, with respect to the specific matters set forth in this Article XI, (i) each Shareholder hereby irrevocably relinquishes such Shareholder's right to act independently and other than through the representative, except with respect to the removal of the Representative or appointment of a successor Representative as provided in Section 11.08(b) hereof, and (ii) no Shareholder shall have any right under this Agreement or otherwise to institute any suit, action or proceeding against the Company or the Buyer, with respect to any such matter, any such right being irrevocably and exclusively delegated to the Representative. The Representative hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as the Representative in accordance with the terms of this Agreement.

          (b) The Representative shall serve as Representative until his resignation, removal from such position of responsibility, incapacity or death; provided, however, that the Representative shall not have the right to resign without (i) prior written notice to the Shareholders, and (ii) selecting a successor representative reasonably satisfactory to the Buyer who shall serve until a successor thereto is elected by the Shareholders. The Representative may be removed at any time, and a successor representative reasonably satisfactory to Buyer may be appointed pursuant to written action by the Shareholders who, immediately prior to the Closing Date, held shares of Common Stock constituting at least 66.66% of all such shares then outstanding. Any successor to the Representative shall, for purposes of this Agreement, be deemed to be, from the time of the appointment thereof in accordance with the terms hereof, the Representative, and from and after such time, the term "Representative" as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless and until such successor agrees in writing to be bound by the terms of this Agreement.

          (c) The Representative shall be permitted to independently retain counsel, consultants and other advisors and shall promptly notify Buyer after retaining any such person.

          (d) The provisions of this Section 11.08 shall in no way impose any obligations on the Buyer, and notwithstanding any notice received by Buyer to the contrary (except any notice of the appointment of a successor Representative approved by the Buyer in accordance with Section 11.08(b) hereof), Buyer (i) shall be entitled to rely upon and shall be fully protected in relying upon, and shall have no liability to the Shareholders with respect to, and shall be indemnified by the Shareholders for, from and against any and all liability arising out of actions, decisions and determination of the Representative, which liabilities shall constitute Damages within the meaning of this Article XI, and (ii) shall be entitled to assume that all actions, decisions and determinations of the Representative are fully authorized by the Shareholders for all purposes under this Agreement.

          (e) The Representative shall not be liable to the Shareholders for the performance of any act, or the failure to act, provided the Representative acted or failed to act in good faith and in a manner such Representative reasonably believed to be in the scope of such Representative's authority under this Agreement and for a purpose which such Representative reasonably believed to be in the best interests of the Shareholders, considered together as a group.

                                  ARTICLE XII

                                  TERMINATION

     Section 12.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of the parties;

          (b) by any party if the Closing shall not have been consummated on or before April 30, 1998;

          (c) by any party if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

          (d) by Buyer if there has been, since the date of this Agreement, any Material Adverse Effect, or any development reasonably expected to result in a prospective Material Adverse Effect in the business affairs or business prospects of the Company, whether or not arising in the ordinary course of business.

     Section 12.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.01, termination shall be without liability of either party (or any Shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement. The provisions of Sections 3.22, 5.05 and 13.06 shall survive any termination hereof pursuant to Section 12.01. Notwithstanding the foregoing, in the event of (i) the willful failure by either party to fulfill a condition to the performance of the obligations of the other party or (ii) the breach by either party in the performance of such party's covenants or agreements hereunder, the party who has failed to fulfill such condition or who has breached any such covenants or agreement shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.

                                  ARTICLE XIII

                                 MISCELLANEOUS


     Section 13.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram, telecopier or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

          If to Buyer:                 BEA Systems, Inc.
                                       Attention:  General Counsel
                                       385 Moffett Park Drive
                                       Sunnyvale, California 94089
                                       Telephone:  (408) 542-4000
                                       Fax:  (408) 734-9234

          With a copy to:              Morrison & Foerster LLP
                                       370 17th Street, Suite 5200
                                       Denver, Colorado  80202
                                       Attention:  Warren L. Troupe
                                       Telephone: (303) 592-1500
                                       Fax:  (303) 592-1510

          To the Company:              Leader Group, Inc.
                                       5200 DTC Parkway
                                       Suite 500
                                       Englewood, CO 80111-2720
                                       Telephone:  (303) 773-9700
                                       Fax:  (303) 773-9610

          With a copy to:              Kutak Rock
                                       717 17th Street, Suite 2900
                                       Denver, Colorado  80202
                                       Attention:  Dominic Lloyd
                                       Telephone: (303) 292-7736
                                       Fax:  (303) 292-7799

          If to the Shareholders       Leader Group, Inc.
          or the Controlling           5200 DTC Parkway
          Shareholders:                Suite 500
                                       Englewood, CO 80111-2720
                                       Attention: Jeffrey D. Peotter
                                       Telephone:  (303) 773-9700
                                       Fax:  (303) 773-9610

Notice so given shall be deemed given and received (i) if by mail on the fourth calendar day after posting; (ii) by cable, telegram, telecopier, telex of personal delivery on the date of actual transmission or (as the case may be) personal or other delivery; and (iii) if by overnight courier, on the next business day following the day such notice is delivered to the courier service.

     Section 13.02. MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties affected by such amendment.

     Section 13.03. WAIVERS AND CONSENTS. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Subject to the limitations set forth herein, the election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     Section 13.04. INTERPRETATION. The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement (except with respect to the disclosure schedules, which are the sole responsibility of the Company) and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     Section 13.05. RELIANCE. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and the certificates expressly delivered hereby.

     Section 13.06. EXPENSES. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated; provided, however, that such fees and expenses billed to or incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be borne by the Shareholders and not the Company to the extent that such fees and expenses exceed $100,000. To the extent that such fees and expenses exceed $100,000, the Buyer shall be entitled to deduct and withhold a portion of the Purchase Price from each Shareholder (pro rata in accordance with their interests set forth on Schedule 1) in satisfaction thereof. To the extent that such fees and expenses exceed $100,000 and are not deducted from the Purchase Price, the Shareholders agree to pay and shall promptly pay such amounts.

     Section 13.07. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more direct or indirect subsidiaries or Affiliates, any or all of its rights and obligations under this Agreement, including but not limited to the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder or adversely affect the Company or the timing of the transactions contemplated hereby. Any purported assignment in violation of this Agreement shall be void.

     Section 13.08. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

     Section 13.09. COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties transmitting the same by facsimile transmission. Counterparts with original signatures shall be provided within seven (7) days of the applicable facsimile transmission, provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of the Agreement. If executed in counterparts, the Agreement shall be effective as if simultaneously executed. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 13.10. ENTIRE AGREEMENT. This Agreement, together with all appendices, schedules and exhibits identified in this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 13.11. SPECIFIC PERFORMANCE. Each of the parties hereto agrees that any breach by it of any provision of this Agreement would irreparably injure the other party and that money damages would be an inadequate remedy therefore. Accordingly, each of the parties hereto agrees that the other party shall be entitled to one or more injunctions enjoining any such breach or requiring specific performance of this Agreement and consents to the entry thereof, this being in addition to any other remedy to which the non-breaching party is entitled hereunder.

     Section 13.12. KNOWLEDGE. Whenever the term to the "knowledge of" the Company or the Controlling Shareholders, or a similar phrase, is used in this Agreement, such phrase shall mean the (i) actual knowledge of such persons, in addition to the knowledge of the Company's employees, which shall be imputed to such persons, and (ii) knowledge that could have been obtained with respect to those matters which would cause a reasonable person, in a similar position, to investigate the matter further and which could have been obtained from such investigation.

     IN WITNESS WHEREOF, the parties hereto have duly executed or, if a corporation, have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.

                              BEA SYSTEMS, INC.


                              By_____________________________________
                                    Edward W. Scott, Jr.
                                    Executive Vice President, WWFO


                              LEADER GROUP, INC.



                              By_____________________________________
                                    Kenneth R. Allen, President



                              CONTROLLING SHAREHOLDERS:



                              _______________________________________
                              Jeffrey D. Peotter


                              _______________________________________
                              Jeffrey M. Ryan


                              _______________________________________
                              Kenneth R. Allen

                              OTHER SHAREHOLDERS:


                              _______________________________________
                              Mark Campbell


                              _______________________________________
                              Scott Elder

                              _______________________________________
                              John Funk


                              _______________________________________
                              Laura Ferkel


                              _______________________________________
                              Bob Hensle


                              _______________________________________
                              David Leichner


                              _______________________________________
                              Greg Mally


                              _______________________________________
                              Tim Ortt


                              _______________________________________
                              Matt Rice


                              _______________________________________
                              Carolyn Sampson


                              _______________________________________
                              Jeff Smith


                              _______________________________________
                              Tim Uttormark


                              _______________________________________
                              John Graves


                              _______________________________________
                              Charlie Therit
______________
*The "Other Shareholders" in signing this Agreement are acknowledging and are bound by all provisions of this Agreement except those provisions contained in
Article III, Section 6.04 and Articles VII, VIII and XI (except Sections 11.01, 11.04, 11.06, 11.07 and 11.08 contained therein) of this Agreement.

                                  SCHEDULE 1

                         THE LEADER GROUP-SHAREHOLDERS



         (A)                 (B)               (C)                    (D)                   (E)                    (F)


                                                         Allocation of Buyer's                       Shares of Buyer's
Name and Address       Number of       Proportionate        Common Stock                               Common Stock
of Shareholder      Shares Owned         Interest           (# of shares)*      Fractional Shares     Placed in Escrow
--------------      ------------         --------           --------------      -----------------     ----------------


Ken Allen                250,000          32.162%           180,332.0                    0.90              18,033
Mark Cambell                 985           0.127%               711.0                    0.50                N/A
Scott Elder                  993           0.128%               717.0                    0.72                N/A
John Funk                  8,715           1.121%             6,287.0                    0.66                N/A
Laura Ferkel                 147           0.019%               107.0                    0.97                N/A
Bob Hensle                 1,135           0.146%               819.0                    0.30                N/A
Dave Leichner              9,211           1.185%             6,645.0                    0.88                N/A
Greg Mally                   936           0.120%               676.0                    0.84                N/A
Tim Ortt                     623           0.080%               450.0                    0.61                N/A
Jeff Peotter             250,000          32.162%           180,332.0                    0.90              18,033
Jeff Ryan                250,000          32.162%           180,332.0                    0.90              18,033
Matt Rice                    587           0.076%               424.0                    0.58                N/A
Carolyn Sampson            1,105           0.142%               798.0                    0.94                N/A
Jeff Smith                   637           0.082%               460.0                    0.52                N/A
Tim Uttormark              1,194           0.154%               862.0                    0.74                N/A
John Graves                  492           0.063%               355.0                    0.11                N/A
Charlie Therit               550           0.071%               397.0                    0.27                N/A
                         -------         -------            ---------                   -----             --------

  Total                  777,310         100.000%             560,704                   11.34              54,099
                         =======         ========            =========                  =====             ========

* Includes fractional share rounded up to nearest full share, and includes number of shares placed in Escrow.

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